Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Performance Incentive Plan of Lionsgate Studios Corp. of our report dated May 30, 2024 (except for paragraphs twelve through eighteen of Note 1, as to which the date is October 15, 2024), with respect to the combined financial statements of Lionsgate Studios Corp. (formerly referred to as the Studio Business of Lions Gate Entertainment Corp.) included in Amendment No. 5 to the joint Registration Statement (Form S-4 No. 333-282630) and related joint Proxy Statement/Prospectus of Lions Gate Entertainment Corp. and Lionsgate Studios Holding Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

May 7, 2025